Exhibit 10.1

Mr. Gurudutt Pai

4 Technology Park Dr.

Westford, MA 01886

December 29, 2010

Dear Guru:

This letter (the “Separation Letter”) confirms that, effective December 30, 2010, your employment with Sonus Networks, Inc. (the “Company”) has terminated.  The purpose of this Separation Letter is to outline the terms of your separation from the Company.

Your separation from the Company is by mutual agreement and does not constitute either a termination without Cause by the Company or a termination by you with Good Reason, as those terms are defined in the December 11, 2008 employment letter between you and the Company (the “New Hire Letter”, as amended by your employment letter dated February 18, 2010 (the “COO Letter”)).  Promptly after your execution of the attached form of release and the expiration of the revocation period described therein, the Company will nonetheless provide you all the payments and benefits stated in paragraph 10 of the New Hire Letter, except as modified below:

(i)  The Company will continue the payment of the Company’s share of your health benefits for the eighteen (18) month period following the termination of your employment, rather than the twelve (12) month period provided in paragraph 10(b) of the New Hire Letter;

(ii)  Notwithstanding that you will not be employed on December 31, 2010, the Company will pay you the full amount of your 2010 Target Bonus in the amount and on the date you would have received such bonus if your employment had not terminated.  This confirms that your bonus at Target is equal to 70% of your current Base Salary of $375,000, but that your bonus may be more or less than this amount based on the Company’s Senior Management Cash Incentive Plan and the Company’s 2010 performance.

(iii)  You will receive a cash payment of $66,000 in lieu of any vesting or accelerated vesting of the options to purchase shares of common stock of the Company described in paragraph 3 of the COO Letter (the “2010 Common Stock Options”).  You acknowledge and agree that you are not entitled to receive, and will not receive, any vesting or accelerated vesting of the 2010 Common Stock Options, and that such options will not vest or become exercisable by you at any time.  To the extent that you previously had any rights regarding the 2010 Common Stock Options, you agree that you hereby waive, release, and relinquish any such rights.

(iv)  You further acknowledge and agree that you are not entitled to receive, and will not receive, any grant or vesting of the Performance Shares defined and described in paragraph 4(b) of the COO Letter.  To the extent that you previously had any rights regarding the Performance Shares, you agree that you hereby waive, release, and relinquish any such rights.

(v)  If any payments or benefits paid or provided or to be paid or provided to you or for your benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Company and the termination thereof (a “Payment”) would be subject to an additional tax (referred to herein as a “Section 409A Tax”) imposed by Section 409A of the Internal Revenue Code of 1986, as amended, then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all income taxes, employment taxes and any Section 409A Tax imposed upon the Gross-Up Payment (including any related interest and penalties), you retain an amount of the Gross-Up Payment equal to the Section 409A Tax (including any related interest and penalties) imposed upon the Payment.  If a Gross-Up Payment becomes payable, such Gross-Up Payment shall be paid to you between March 15 and April 15 of the first calendar year after the calendar year in which the Payment(s) to which the Gross-up Payment relates is/are paid, provided however that if a final determination as to the amount or entitlement to the Gross-Up Payment has not been made by the end of such period, the Gross-Up Payment shall be paid to you within ten calendar days after the date of such final determination, but in no event later than December 31 of the first calendar year after the calendar year in which the Payment to which the Gross-up Payment relates is paid.

Except as modified by this Separation Letter, the terms of the New Hire Letter, as amended by the COO Letter, shall remain in full force and effect.  Capitalized terms not defined in this Separation Letter have the meanings given to them in the New Hire Letter, as amended by the COO Letter.

Although the following does not constitute any change to your rights, the Company hereby confirms, as you have requested, that (1) you will receive the lump sum payment described in paragraph 10(a) of the New Hire Letter; (2) you will receive twelve months accelerated vesting of the options to purchase shares of common stock of the Company described in paragraphs 4 of the New Hire Letter (the “2008 Common Stock Options”) and three years to exercise any 2008 Common Stock Options once vested, as provided in paragraph 10(d) of the New Hire Letter; (3) you will receive acceleration and full vesting of all Restricted Shares described in paragraphs 5 of the New Hire Letter and paragraph 4(a) of the COO Letter, as provided in paragraph 10(e) of the New Hire Letter; and (4) you will receive any allowable unreimbursed expenses and any accrued but unused vacation pay owing to you as of the date of termination, as provided in paragraph 10(c) of the New Hire Letter.

Guru, we appreciate your service to the Company and wish you well in your future endeavors.

Sincerely,	AGREED AND ACCEPTED:

/s/ Kathy Harris	/s/ Gurudutt Pai
VP of Human Resources	Gurudutt Pai
Dated: December 29, 2010

General Release of Claims

1.             In consideration of the benefits offered to you under the December 29, 2010 letter agreement between Sonus Networks, Inc. (the “Company”) and you (the “Separation Letter”), the receipt and sufficiency of which are hereby acknowledged, you hereby agree to remise, release and forever discharge the Company and its subsidiaries, and their respective officers, directors, shareholders and employees (collectively, the “Releasees”) from any and all claims, losses, liabilities, obligations and causes of action, known or unknown, arising out of, in any way connected with or relating to your employment or termination of employment with the Company, including, but not limited to, (a) claims for compensation, wages, bonuses and benefits, breach of contract, impairment of economic opportunity, negligent and intentional infliction of emotional distress, wrongful discharge, defamation, or any other tort or personal injury, and (b) claims arising under any municipal, state or federal statute, regulation or ordinance relating to employment or the foregoing, including, without limitation, Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Mass. G.L. c. 151B, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Worker Adjustment and Retraining Notification Act (all as amended).  Nothing herein shall be construed to release or discharge the Company: (i) from all of its obligations to you as provided in the Separation Letter, and (ii) from its ongoing obligations (and its insurers’ obligations, as applicable) to fully defend and indemnify you from and against any and all claims, charges or complaints made against you arising from or related to your employment with or separation from the Company.

2.             Except for all of the Company’s obligations to you as stated in your Separation Letter, the New Hire Letter and the COO Letter (as defined in the Separation letter) , you acknowledge and agree that the Releasees have fully satisfied any and all obligations owed to you arising out of your employment with and termination from the Company, and no further sums or benefits are owed to you by the Releasees at any time.

3.             You represent that you have made no assignment, and will make no assignment, of any claim, right of action or any right of any kind whatsoever, embodied in any of the claims released by you herein, and that no other person or entity of any kind had or has any interest in any of the respective claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released by you herein.

4.            You acknowledge that you desire the foregoing release to be a full and complete resolution of any and all claims, complaints or grievances you have, may have or ever had against the Releasees, whether known or unknown, relating to your employment with and termination from the Company.

5.             Nothing in this General Release is to be construed as an admission by you or the Releasees of any liability or unlawful conduct whatsoever.

6.             You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company, its management, directors, or investors.  The members of the Company’s Board of Directors will not take any action or make any statement, written or oral, which disparages or criticizes you.

7.             If one or more of the provisions contained in this General Release is held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.

8.             You agree that you have entered into this General Release voluntarily and that you have had the opportunity to review this General Release with an independent lawyer of your choosing.

You have twenty-one (21) days after your last day of employment by the Company within which to accept the terms of the offer made to you in the Separation Letter by signing a copy of the Separation Letter and this General Release.  You also will have a period of seven (7) days from the date that you sign this General Release within which to revoke your signature, and this General Release will not become effective or enforceable until the expiration of that seven (7) day revocation period.  If you intend to revoke this General Release within such seven day period, you must send a written letter of revocation to General Counsel, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING GENERAL RELEASE, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS CONTAINED HEREIN, AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS GENERAL RELEASE, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

/s/ Gurudutt Pai		December 29, 2010
Gurudutt Pai		Date

Accepted and Confirmed on behalf of Sonus Networks, Inc.

By:	/s/ Kathy Harris